Exhibit 99.1

Moleculin Reports First Quarter 2022 Financial Results and Provides Programs Update

– Positive advancements, encouraging preclinical and clinical data, and development activity in all three core technologies –

– Multiple key clinical and regulatory milestones expected throughout 2022 –

– Company has sufficient capital to fund operations into 2024 –

HOUSTON, May 12, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today reported its financial results for the quarter ended March 31, 2022. The Company also provided an update on its portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses.

“We have continued to make excellent progress across our entire pipeline since the start of 2022, paving the way for important data readouts throughout this year,” commented Walter Klemp, Chairman and CEO of Moleculin. “Importantly, our clinical and regulatory strategies have expanded significantly outside of the U.S. and we recently bolstered the expertise of our leadership team to drive our EU clinical trials forward. Our development programs for Annamycin in STS lung mets and AML, as well as WP1122 for COVID-19 and GBM continue to advance. With the progress we’ve made and the milestones ahead, 2022 is poised to be an important year for not only providing more clarity for each clinical program’s path towards registration, but also an opportunity to unlock value for all stakeholders, and importantly, addressing unmet needs for people with highly resistant tumors and viruses.”

Recent Highlights

●	Received required authorizations for an amendment to commencement a Phase 1a clinical trial of WP1122 in the United Kingdom (UK) for the treatment of COVID-19.
●	Received allowance from the Polish Department of Registration of Medicinal Products (URPL), as well as the requisite Ethics Committee approval, to proceed with its Phase 1/2 clinical trial in Poland of Annamycin (L-ANN) in combination with Cytarabine (Ara-C) in the treatment of subjects with acute myeloid leukemia (AML) who are refractory to or relapsed after induction therapy.
●	Engaged Wolfram C. M. Dempke, MD, PhD, MBA as its European Chief Medical Officer and part-time contractor for its European clinical trials.
●	Received IND clearance to conduct Phase 1 study of WP1066 for the treatment of recurrent malignant glioma.
●	Presented preclinical data at the AACR 2022 Annual Meeting demonstrating Annamycin exhibited robust antitumor activity in experimental colorectal cancer liver and lung metastasis models.
●	Launched new corporate branding and website.

Programs Update

Next Generation Anthracycline – Annamycin

Annamycin is the Company's next-generation anthracycline that has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin, as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. Importantly, Annamycin has also demonstrated a lack of cardiotoxicity in multiple human clinical trials, including ongoing trials for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases, and the Company believes that the use of Annamycin may not face the same usage limitations imposed on doxorubicin, one of the most common currently prescribed anthracyclines. Annamycin is currently in development for the treatment of AML and STS lung metastases and the Company believes it may have the potential to treat a number of additional indications.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the treatment of STS lung metastases, in addition to Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia.

For more information about the Phase 1b/2 study evaluating Annamycin for the treatment of STS lung metastases, please visit clinicaltrials.gov and reference identifier NCT04887298.

Upcoming Milestones Expectations

●	Q2 2022: Commence Phase 1/2 study in Europe for the treatment of AML evaluating combination therapy of Annamycin + Ara-C.
●	Q2 2022: Commencement of an investigator-funded, second Phase 1b/2 clinical trial of Annamycin in sarcoma lung metastases in Europe.
●	Q2 2022: Report topline data from Phase 1b portion of ongoing Phase 1b/2 study of Annamycin for the treatment of sarcoma lung metastases in the US.

Metabolism/Glycosylation Inhibitor – WP1122

WP1122, the Company’s lead metabolism/glycosylation inhibitor, is a prodrug of a well-known glucose decoy called 2-deoxy-D-glucose (2-DG), currently being developed by an unrelated third party in India for inhibition of viral replication and disease manifestations in humans infected with SARS-CoV-2, the virus responsible for COVID-19. The Company is also evaluating WP1122 for the treatment of Glioblastoma Multiforme (GBM). The mechanism of action of 2-DG includes both the inhibition of glycolysis and the disruption of glycosylation, two processes that are important to both viral activity and tumor development. WP1122 was developed as a 2-DG prodrug to provide a more favorable pharmacological profile, and was found to have greater potency than 2-DG alone in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a more potent antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells (one of the most common human-derived cell lines used for antiviral research) in culture.

COVID-19

The Company has received authorization from the Medicines and Healthcare Products Regulatory Agency (MHRA) to commence a Phase 1a clinical trial of WP1122 in the United Kingdom (UK). The Company also received a favorable opinion from the London – Riverside Research Ethics Committee in the UK to begin the study, which is expected to be conducted at the Medicines Evaluation Unit in Manchester, United Kingdom. In May 2022, the Company received approval from both the Riverside Ethics Committee and the MHRA for its amended study protocol to update the dilution of the oral solution to achieve full dissolution of WP1122. No risk/benefit to the study was affected because of this change. The Phase 1a study in healthy human volunteers will investigate the effects of a single ascending dose (SAD) and multiple days of ascending dosing (MAD) of WP1122 administered as an oral solution. Dose escalation will take place in sequential SAD cohorts, and MAD will start as soon as SAD has completed at least 3 dosing cohorts in which WP1122 is found to be safe and well-tolerated. This study in healthy volunteers will explore safety and pharmacokinetics (PK), and subsequent clinical development will be in patients infected with SARS-CoV-2 to further evaluate safety and establish a favorable risk/benefit profile. The Company expects to enroll approximately 80 healthy volunteers in the United Kingdom.

Glioblastoma Multiforme

Additionally, Moleculin recently received IND clearance from the U.S. Food and Drug Administration (FDA) to initiate a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM, which the Company expects to commence in 2022.

Upcoming Milestones Expectations

●	Q2 2022: Commence recruitment in Phase 1a study of WP1122 for the treatment of COVID-19 in the UK.
●	H2 2022: Potential to launch Phase 2 study of WP1122 for the treatment of COVID-19 outside of the US.
●	2022: Identify investigators interested in initiating a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.
●	Ongoing preclinical development work in additional anti-viral indications such as HIV, Zika, and Dengue. Collaborations targeted for 2022.

Summary of Financial Results for the First Quarter 2022

Research and development (R&D) expense was $4.6 million and $4.1 million for the three months ended March 31, 2022 and 2021, respectively. The increase of $0.5 million is mainly related to increased clinical trial activity as described above, a license termination fee, and costs related to manufacturing of additional drug product.

General and administrative expense was $2.4 million and $1.9 million for the three months ended March 31, 2022 and 2021, respectively. The increase of $0.5 million is mainly related to an increase in regulatory legal services, consulting and advisory fees.

For the three months ended March 31, 2022 and 2021, the Company reported a net loss of $6.9 million and $4.4 million, respectively, and had net cash flows used in operating activities of $4.8 million and $3.6 million, respectively.

The Company ended the quarter with $66.1 million of cash. The Company believes that this cash is sufficient to meet its projected operating requirements, which include a forecasted increase over its current R&D rate of expenditures, into 2024.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company's ability to meet the milestones described in this release under the sections “Upcoming Milestones Expectations”, the Company's forecasted cash burn rate, and due to the volatility and unpredictability of COVID-19 incidence in various countries, the Company’s ability to recruit subjects to conduct such a study. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com

-- Financial Tables Follow—

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	March 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$66,104	$70,903
Prepaid expenses and other current assets	1,156	1,594
Total current assets	67,260	72,497
Furniture and equipment, net	312	338
Intangible assets	11,148	11,148
Operating lease right-of-use asset	81	107
Total assets	$78,801	$84,090

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$4,834	$3,622
Total current liabilities	4,834	3,622
Operating lease liability - long-term, net of current portion	50	63
Warrant liability - long term	1,252	1,412
Total liabilities	6,136	5,097
Total stockholders' equity	72,665	78,993
Total liabilities and stockholders' equity	$78,801	$84,090

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2022	2021
Revenues	$-	$-
Operating expenses:
Research and development	4,620	4,105
General and administrative and depreciation	2,454	1,983
Total operating expenses	7,074	6,088
Loss from operations	(7,074)	(6,088)
Other income:
Gain from change in fair value of warrant liability	160	1,577
Other income, net	5	9
Interest income, net	42	57
Net loss	(6,867)	(4,445)

Net loss per common share - basic and diluted	$(0.24)	$(0.20)
Weighted average common shares outstanding - basic and diluted	28,578,338	21,808,565